Exhibit 10.21

Sears Supplemental 401(k) Savings Plan

SECTION 1

General

     1.1   History, Purpose and Effective Date. Sears, Roebuck and Co. (the “Company”) has established the Sears 401(k) Savings Plan (the “401(k) Plan”) formerly known as the Sears 401(k) Profit Sharing Plan, formerly known as the Savings and Profit Sharing Fund of Sears Employees, to encourage eligible employees to save a portion of their earnings, to accumulate capital for their future economic security, to share in the profits of the Company, and to acquire a proprietary interest in the Company. The Company established as of January 1994, the Sears Supplemental 401(k) Savings Plan, formerly known as the Sears, Roebuck and Co. Management Supplemental Deferred Profit Sharing Plan (the “Plan”) to enable certain highly-compensated participants in the 401(k) Plan to receive the maximum amount of Company matching contributions they would have been entitled to receive under the 401(k) Plan had the limit on compensation permitted to be taken into account, with respect to the 401(k) Plan, under section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) not been reduced effective January 1, 1994. The Plan is intended to constitute a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated employees within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The following provisions constitute an amendment, restatement and continuation of the Plan effective as of January 1, 2001.

     1.2   Administration. (a) The Company is the Plan Administrator of the Plan. The Plan Administrator may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such delegation may be revoked at any time. The Secretary of the Company (or, on behalf of the Company, an Assistant Secretary) shall certify to any interested person the names of the employees of the Company who are, from time to time, authorized to act on behalf of the Plan Administrator and who are responsible for the day-to-day operation and administration of the Plan. Any interpretation of the Plan or factual finding by the Plan Administrator or its delegate and any decision made by the Plan Administrator or its delegate on any other matter within its discretion is final and binding on all persons.

     (b)  The Plan Administrator hereby delegates to the plan administrator of the 401(k) Plan the power and responsibility to take all actions assigned to or permitted to be taken by the Plan Administrator under Sections 3 and 4 hereof until such time the delegation is revoked.

     1.3   Plan Year. The term “Plan Year” means the calendar year.

     1.4   Source of Benefit Payments. Any amount payable to or on account of a Participant under this Plan shall be paid from the general assets of the Company or from one or more trusts, the assets of which are subject to the claims of the Company’s general creditors. The amounts payable hereunder shall be reflected on the accounting records of the Company but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. None of the individuals entitled to benefits under the Plan shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Company or to any investment reserves, accounts, trusts or funds that the Company may purchase, establish or accumulate to aid in providing the benefits under the Plan, and any rights of such individuals under the Plan shall constitute only unsecured contractual rights. Nothing contained in the Plan shall constitute a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefits to any person. The Plan and any action taken pursuant to its provisions shall not create a trust or fiduciary relationship of any kind between the Company and an employee or any other person, or between any person who may perform services on behalf of the Plan and any other person.

     1.5   Expenses. The expenses of administering the Plan shall be borne by the Company.

     1.6   Effect on Other Benefit Plans. Any amounts credited or paid under this Plan shall not be considered to be compensation for the purposes of any qualified plan (within the meaning of section 401(a) of the Code) maintained by the Company or any of its subsidiaries. The treatment of such amounts under other employee benefit plans shall be pursuant to the provisions of such plans.

     1.7   Applicable Laws. The Plan shall be construed and administered in accordance with the laws of the state of Illinois.

     1.8   Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

     1.9   Notices. Any notice or document required to be given to or filed with the Plan Administrator will be properly filed if delivered or mailed by registered mail, postage prepaid, to the plan administrator of the 401(k) Plan, at the Company’s principal executive offices. The Plan Administrator may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan may be waived by the person entitled to notice.

     1.10   Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

     1.11   Action by the Company. Any action required or permitted to be taken by the Company shall be by resolution of its Board of Directors or by a duly authorized officer of the Company.

SECTION 2

Participation

     2.1   Participants. The key employees of the Company eligible to participate in the Plan (the “Participants”) and the conditions for such participation shall be established, from time to time, by the Company; provided, however, that Participants shall be limited to a select group of management or highly-compensated employees within the meaning of sections 201(2), 301(a) (3), and 401(a) (1) of ERISA. As of the Effective Date of the Plan, only management employees of all participating employers of the 401(k) Plan are eligible to participate in the Plan. If the Company determines that participation by one or more Participants shall cause the Plan to be subject to Part 2, 3 or 4 of Title I of ERISA, the entire interest of such Participant or Participants under the Plan shall be immediately paid to such Participant or Participants or shall otherwise be segregated from the Plan in the discretion of the Company, and such Participant or Participants shall cease to have any interest under the Plan.

     2.2   Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of the Company nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

SECTION 3

Matching Credits and Accounts

     3.1   Accounts. The Plan Administrator shall maintain, or cause to be maintained, bookkeeping entries (“Accounts”) in the names of all Participants which shall reflect the amount of Common Share Units credited to each Participant in accordance with subsections 3.2 and 3.3.

     3.2   Matching Credits. Subject to such terms, conditions, and limitations as the Plan Administrator, from time to time, may establish, for each Plan Year the Account of each Eligible Participant shall be credited with a “Matching Credit” on the same date Company matching contributions are credited to his account under the 401(k) Plan for that Plan Year. An individual who is eligible to participate in the Plan in accordance with subsection 2.1 shall be an “Eligible Participant” for a Plan Year if he is employed by the Company (or one of its subsidiaries) on the first day following the close of the Plan Year and he has made enough before-tax and/or after-tax contributions to the 401(k) Plan for the Plan Year to be credited with the maximum amount of Company matching contributions permitted under the 401(k) Plan for such year. An Eligible Participant’s Matching Credit for each Plan Year shall be equal to the excess of the total amount of Company matching contributions that would have been paid under the terms of the 401(k) Plan to the Participant for that Plan Year had the amount of compensation that could have been taken into account under the 401(k) Plan been limited to $235,840 rather than $150,000 (or such other amount as may be prescribed for such Plan Year under section 401(a) (17) of the Code), over the actual amount of Company matching contributions credited to the account of such Participant under the 401(k) Plan for such Plan Year. For purposes of the preceding sentence, effective as of January 1, 1996, the amount of compensation shall include any amounts deferred under the Sears, Roebuck and Co. Deferred Compensation Plan. Beginning on January 1, 1995, an Eligible Participant shall also include those participants who are participating in this Plan and meet all the requirements of the Plan except that they are not employed on the first day following the close of the Plan year, and who are eligible for an Employer’s Contribution under Section 5 of the 401(k) Plan provisions. Such Eligible Participant’s Matching Credit for such plan year shall be prorated and calculated under the same method which the 401(k) Plan administrator uses under Section 5 of the 401(k) Plan provisions.

     3.3   Common Share Units. Matching Credits shall be converted to whole and fractional Common Share Units as of the date such Matching Credits are credited to Particpants’ Accounts, by dividing the dollar amount of each Participant’s Matching Credits by the “fair market value” of the Company’s common shares (which is, the closing price of the company’s common shares as reported for that day or the nearest preceding business day). On the dividend record date for Company common shares Dividend Equivalents shall be credited to the Accounts of Participants who have Common Share Units credited to their Accounts as of the dividend record date, which shall be converted into the number of Common Share Units which could be purchased with the amount of Dividend Equivalents so credited in the manner set forth in the preceding sentence. “Dividend Equivalents” for this purpose means an amount equal to the cash dividend paid on one of the Company’s common shares on such dividend payment date.

     3.4   Adjustment of Accounts. The amounts credited to a Participant’s Account in accordance with subsection 3.3 shall be adjusted from time to time to reflect a change in the Company’s outstanding common shares, by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination, stock exchange or similar corporate change, as determined by the Plan Administrator or its delegate in its sole discretion.

SECTION 4

Payment of Plan Benefits

     4.1   Vesting. A Participant at all times shall have a fully vested and nonforfeitable interest in the amounts credited or required to be credited to his Account under Section 3.

     4.2   Distribution. The fair market value of a Participant’s Account shall be determined as of the first day of the month following the date on which the Participant terminates employment with the company and its subsidiaries, and shall be distributed in a lump sum in cash as soon thereafter as practicable. Subsequent payments of pro-rated Matching Credits for the year in which employment is terminated shall be paid at the fair market value of the date such Matching Credits are credited to Participant’s Account and shall be paid as soon as practicable, thereafter.

     4.3   Distribution upon Death; Beneficiary Designation. Each Participant from time to time, by signing a form furnished by the plan administrator of the 401(k) Plan in accordance with the terms of subsection 11.4 of the 401(k) Plan, may designate any legal or natural person or persons who are to be paid if he dies before he receives his benefits under the Plan. A beneficiary designation form will be effective only when the signed form is filed with the plan administrator of the 401(k) Plan while the Participant is alive and will cancel all beneficiary designation forms filed earlier. The rules established by the plan administrator of the 401(k) Plan for the beneficiary designation forms shall apply to each Participant under this Plan. If a deceased Participant failed to designate a beneficiary, in accordance with the above procedure, then the Plan Administrator shall pay the Participant’s benefits under the Plan, as soon as practicable after the participant’s death, in a lump sum cash payment under the rules of subsection 11.4 of the 401(k) Plan. If the Participant dies before he receives his benefit under the Plan the fair market value of his Account shall be paid to his designated beneficiary or beneficiaries as soon as practicable after his death in a lump sum cash payment.

     4.4   Distributions to Persons under Legal Disability. Notwithstanding the provisions of this Section 4, if, in the Plan Administrator’s opinion, a Participant or beneficiary is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, the Plan Administrator may direct that payment be made to a relative or friend of such person for his benefit until claim is made by a conservator or other person legally charged with the care of his person or his estate, and such payment shall be in lieu of any such payment to such Participant or beneficiary. Thereafter, any benefits under the Plan to which such Participant or beneficiary is entitled, shall be paid to such conservator or other person legally charged with the care of his person or his estate.

     4.5   Benefits May Not be Assigned. Benefits payable under the Plan are expressly declared to be unassignable and nontransferable. Neither the Participant nor any other person shall have any voluntary or involuntary right to sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, any benefits payable under the Plan. No part of the benefits payable to a Participant shall be subject to seizure or sequestration for payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, or be transferred by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency.

     4.6   Withholding for Tax Liability. The Plan Administrator may withhold or cause to be withheld from any payment of benefits or from any wages payable to a Participant made pursuant to the Plan any taxes required to be withheld and such sum as the Plan Administrator may reasonably estimate to be necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.

SECTION 5

Amendment and Termination

     While it is expected that the Plan will continue, the Company may terminate the Plan or amend it from time to time, except that no amendment will reduce a Participant’s interest in the Plan to less than an amount equal to the amount he would have been entitled to receive if he had resigned from the Company on the day of the amendment. The Company may terminate the Plan at any time provided that it has made adequate provisions for any amount payable by it under the terms of the Plan, as in effect on the date of termination. Upon termination of the Plan, the Company, in its discretion which would be applied in a uniform manner to all Participants, may cause a lump sum payment of all benefits for all Participants at substantially the same time.